CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              WEALTHHOUND.COM, INC.

It is hereby certified that:

                    1. The name of the corporation is WealthHound.com, Inc. (the "Corporation").

                    2. The certificate of incorporation of the Corporation is hereby amended by adding to Article Fourth thereof the following paragraph:

                  "The preferred stock may be issued from time to time in one or more series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors pursuant to the authority granted in this Certificate of Amendment, a copy of which resolution or resolutions shall have been set forth in a certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective."

         3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Dated: October 17, 2000

                                     WEALTHHOUND.COM, INC.


                                     By: /S/ MICHAEL D. FARKAS
                                         --------------------------------------
                                         Name:    Michael D. Farkas
                                         Title:   Chief Executive Officer